EXHIBIT 99.1 NEWS RELEASE DATED JANUARY 12, 2007

News Release: January 12, 2007

Contact: Connie Waks

206.340.2305 cwaks@fhlbsea.com

Federal Housing Finance Board Lifts Written Agreement with
Federal Home Loan Bank of Seattle

Seattle Bank Credits Ongoing Progress in Business Turnaround

Seattle -- Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced that its regulator, the Federal Housing Finance Board (Finance Board), has terminated its Written Agreement with the Seattle Bank. The bank attributes the termination of the agreement to its full compliance with the terms of the agreement and the significant progress the bank has made in implementing its business and capital management plan.

"The Seattle Bank's Board of Directors and staff are delighted with this very positive news from the Finance Board," said Seattle Bank President and CEO James E. Gilleran. "We are extremely pleased with the progress we've made in our business turnaround. Everyone at the Seattle Bank has worked very hard to meet the objectives of the agreement, and we appreciate the ongoing support of our member banks, our Board of Directors, and our staff during this significant business transition."

The Seattle Bank's Board of Directors entered into the Written Agreement with the Finance Board on December 10, 2004. The agreement required that the Seattle Bank develop a three-year business and capital management plan. The Seattle Bank's plan, which was accepted by the Finance Board on May 18, 2005, was designed to simplify the Seattle Bank's business model, reduce interest-rate risk, and improve the bank's profitability.

Since that time, the bank has focused on growing its advance business, increasing advance volumes from $14.9 billion as of December 31, 2004, to $27.2 billion as of September 30, 2006. The bank also replaced its senior management team, reduced its overall operating expenses, significantly reduced its risk profile, and increased its level of retained earnings based on specific target objectives.

The Seattle Bank reported $19.6 million of year-to-date net income at the end of third quarter 2006, an increase of $8.7 million, or 80 percent, compared to the same period in 2005. The Seattle Bank's Board of Directors also declared a $2.2 million or $.10 per share dividend in December 2006, based on third-quarter earnings.

The termination of the Written Agreement does not affect the resolutions adopted by the Seattle Bank's Board of Directors to continue its restrictions on Class B stock repurchases and to limit dividends to 50 percent of year-to-date GAAP net income, except with the prior written approval of the Finance Board's Director of the Office of Supervision.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable over 375 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country's largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release includes preliminary financial results and highlights and contains forward-looking statements regarding events that may impact the bank's future financial performance. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from projections because of many factors. Such factors may include, but are not limited to, demand for advances, business and capital plan adjustments and amendments, changes in the bank's management and Board of Directors, regulatory actions or approvals, competitive pressure from other Federal Home Loan Banks and alternative funding sources, accounting adjustments or requirements, interest-rate volatility, the bank's ability to maintain adequate capital levels, changes in projected business volumes, our ability to appropriately manage our cost of funds, changes in our membership profile or the withdrawal of one or more large members, the cost-effectiveness of our funding, hedging and asset-liability management activities, shifts in demand for our products and consolidated obligations, and general economic conditions. Additional factors are discussed in the Seattle Bank's audited 2005 financial statements and related footnotes and Management's Discussion and Analysis for the year ended December 31, 2005, which are available on the Seattle Bank's Web site at www.fhlbsea.com. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.